EXHIBIT 99.2

Report of Independent Auditors

Board of Directors and Partners

QR Energy, LP

Houston, Texas

We have audited the accompanying statement of revenues and direct operating expenses of the working interests in oil and natural gas producing properties acquired by QRE Operating, LLC, a wholly owned subsidiary of QR Energy, LP (the “Partnership”) on December 4, 2012 from a private seller (the “East Texas Oil Field Properties”) for the year ended December 31, 2011.  This financial statement is the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and direct operating expenses is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control over the financial reporting associated with the East Texas Oil Field Properties. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and direct operating expenses, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and direct operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1 and is not intended to be a complete presentation of the results of operations of the East Texas Oil Field Properties.

In our opinion, the statement of revenues and direct operating expenses referred to above presents fairly, in all material respects, the revenues and direct operating expenses of the East Texas Oil Field Properties for the year ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Houston, Texas

January 9, 2013

EAST TEXAS OIL FIELD PROPERTIES
STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
(In thousands)

	Nine Months Ended	Nine Months Ended	Year Ended
	September 30, 2012	September 30, 2011	December 31, 2011
	(Unaudited)	(Unaudited)
Revenues	$36,411	$35,158	$47,846
Direct operating expenses	11,529	11,104	14,514
Excess of revenues over direct operating expenses	$24,882	$24,054	$33,332

The accompanying notes are an integral part of the Statements of Revenues and Direct Operating Expenses.

East Texas Oil Field Properties

Notes to the Statements of Revenues and Direct Operating Expenses

1.            Properties and Basis of Presentation

The accompanying statements present the revenues and direct operating expenses of working interests in oil and natural gas producing properties acquired by QRE Operating, LLC, a wholly owned subsidiary of QR Energy, LP (“QR Energy” or the “Partnership”) on December 4, 2012 from a private seller (the “Seller”), for approximately $215 million in cash, subject to customary purchase price adjustments. The properties are referred to herein as the “East Texas Oil Field Properties.”

The accompanying statements of revenues and direct operating expenses are presented on an accrual basis of accounting and were derived from the Seller’s historical financial records. Revenues and direct operating expenses relate to the Partnership’s acquired net revenue and working interests in the East Texas Oil Field Properties. Oil, and natural gas revenues are recognized when production is sold to a purchaser at a fixed or determinable price, when delivery has occurred and title has transferred, and if collectability of the revenue is probable. Revenues are reported net of overriding and other royalties due to third parties. Direct operating expenses include lease and well repairs, production taxes, gathering and transportation, maintenance, utilities, payroll and other direct operating expenses.

During the periods presented, the East Texas Oil Field Properties were not accounted for as a separate entity or division of the Seller and the accompanying statements of revenue and direct operating expenses are not indicative of the results of operations of the East Texas Oil Field Properties going forward. Certain costs such as depreciation, depletion and amortization, accretion of asset retirement obligations, general and administrative expenses, interest expense and corporate income taxes were not allocated to the individual properties, and therefore not included as direct operating expenses.

Historical financial statements reflecting financial position, results of operations and cash flows required by accounting principles generally accepted in the United States of America are not presented as such information is not available on an individual property basis, nor is it practicable to obtain such information in these circumstances. Accordingly, the statements of revenues and direct operating expenses are presented in lieu of the financial statements required under Rule 3-01 and Rule 3-02 of the Securities and Exchange Commission’s (“SEC”) Regulation S-X.

2.             Unaudited Interim Financial Information

The accompanying statements of revenues and direct operating expenses for the nine months ended September 30, 2012 and 2011 are unaudited. The unaudited interim statements of revenues and direct operating expenses have been derived from the Seller’s historical financial records and prepared on the same basis as the annual statement of revenues and direct operating expenses. In the opinion of management, such unaudited interim statements reflect all adjustments necessary for a fair presentation of the excess of revenues over direct operating expenses of the East Texas Oil Field Properties for the nine months ended September 30, 2012 and 2011.

3.            Subsequent Events

In accordance with Accounting Standards Codification (“ASC”) 855, management has evaluated subsequent events through January 9, 2013, the date the accompanying statements of revenues and direct operating expenses were available to be issued. There were no material subsequent events that required recognition or additional disclosure in the accompanying statements of revenues and direct operating expenses.

Supplemental Oil and Gas Reserve Information (Unaudited)

Estimated Quantities of Proved Oil and Natural Gas Reserves

Proved reserves are estimated quantities of oil and natural gas which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions (i.e., prices and costs) existing at the time the estimate was made. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells and equipment in place and under operating methods being utilized at the time the estimates were made.

The following table summarizes the estimated quantities of oil and natural gas reserves of the East Texas Oil Field Properties as of December 31, 2011, estimated by the Partnership’s petroleum engineers in accordance with the Financial Accounting Standards Board (“FASB”) and the SEC authoritative guidance, and the related summary of changes in estimated quantities of net remaining proved reserves during the year.

	Oil	Gas
	(MBbl)	(MMcf)

Balance as of December 31, 2010	9,936	6,912
Revision of previous estimates	271	252
Production	(494)	(313)
Balance as of December 31, 2011	9,713	6,851

Proved developed reserves:
December 31, 2010	9,803	6,872
December 31, 2011	9,579	6,811

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

The following tables set forth the computation of the standardized measure of discounted future net cash flows (the “Standardized Measure”) relating to proved reserves and the changes in such cash flows of the East Texas Oil Field Properties in accordance with the FASB and SEC authoritative guidance related to disclosures about oil and gas producing activities. The Standardized Measure is the estimated net future cash inflows from proved reserves less estimated future production and development costs, estimated plugging and abandonment costs, and a discount factor. Production costs do not include federal income taxes as profits or losses are reported to the taxing authorities by the individual partners. Production costs also do not include depreciation, depletion and amortization of capitalized acquisition, exploration and development costs. Future cash inflows represent expected revenues from production of period-end quantities of proved reserves based on the 12-month average oil and gas index, calculated as the unweighted arithmetic average of the first day of the month price for each month during the year, as prescribed by ASC 932. Estimated future production costs related to period-end reserves are based on period-end costs. Such costs include, but are not limited to, production taxes and direct operating costs. Inflation and other anticipatory costs are not considered until the actual cost change takes effect. In accordance with the FASB’s authoritative guidance, a discount rate of 10% is applied to the annual future net cash flows.

The average prices (adjusted for basis and quality differentials) related to proved reserves at December 31, 2011 were $3.57 per Mcf of natural gas and $101.69 per Bbl of oil. Future cash inflows were reduced by estimated future development and production costs based on year-end costs resulting in net cash flow before tax.

The Standardized Measure is not intended to be representative of the fair market value of the proved reserves. The calculations of revenues and costs do not necessarily represent the amounts to be received or expended. Accordingly, the estimates of future net cash flows from proved reserves and the present value thereof may not be materially correct when judged against actual subsequent results. Further, since prices and costs do not remain static, and no price or cost changes have been considered, and future production and development costs are estimates to be incurred in developing and producing the estimated proved oil and gas reserves, the results are not necessarily indicative of the fair market value of estimated proved reserves, and the results may not be comparable to estimates disclosed by other oil and gas producers.

As of
December 31,
(In thousands)	2011
Future cash inflows	$1,012,095
Future production and development costs	(417,361)
Future net cash flows	594,734
10% annual discount for estimated timing of cash flows	(340,423)
Standardized measure of discounted future net cash flows	$254,311

Changes in the Standardized Measure of the East Texas Oil Field Properties are as follows:

Year Ended
December 31,
(In thousands)	2011
Beginning of period	$203,110
Revisions of previous estimates	7,320
Net change in prices	64,125
Sales, net of production costs	(33,332)
Changes in timing and other	(7,223)
Accretion of discount	20,311
End of period	$254,311